Exhibit 17.1

ALAN CHANG
1531 S. Las Vegas Blvd.
Las Vegas, NV 89104

November 13, 2026

To: Tradewinds Universal
Re: Resignation from Board of Directors

To Whom It May Concern:

I hereby resign from my position as a member of the Board of Directors of Tradewinds Universal, effective immediately.

Sincerely,

____
Alan Chang